Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT dated as of November 17, 2015 and effective as of October 27, 2015 is between PAVmed Inc. (“Company”), a Delaware corporation with offices at 420 Lexington Avenue, Suite 300, New York, New York 10170, and HCP/Advisors LLC, a limited liability company with offices at 747 Third Avenue, New York, New York (“HCP”);

WHEREAS, the Company previously entered into a management services agreement (“Former Agreement”) dated April 8, 2015 with HCFP LLC (“HCFP”), an affiliate of HCP, pursuant to which such entity was to provide certain services to the Company, including making Richard J. Salute, the Company’s former Chief Financial Officer, available to serve in such capacity for the Company;

WHEREAS, the terms of the Former Agreement provided that it was to expire automatically upon the resignation of Mr. Salute;

WHEREAS, Mr. Salute resigned from his position as Chief Financial Officer as of October 26, 2015;

WHEREAS, the Company desires to enter into this agreement with HCP to replace the Former Agreement and provide the services set forth below to the Company and HCP desires to provide such services to the Company on the terms and conditions herein set forth;

NOW THEREFORE IT IS HEREBY AGREED:

1.     Services.  HCP will provide certain management services to the Company, including without limitation:

a.	services to support the Company’s executive officers in identifying potential corporate opportunities;
b.	providing financial and accounting resources for assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002;
c.	general business development;
d.	corporate development;
e.	corporate governance;
f.	marketing strategy including preparing and/or reviewing company presentations;
g.	strategic development and planning;
h.	coordination with service providers; and
i.	other advisory services as may be mutually agreed upon between the Company and HCP (collectively, the “Services”).

HCP shall devote the appropriate amount of time, energy, and skill to the Services based upon its professional judgment and in its sole and absolute discretion.

2.     Compensation.  In consideration of the provision of the Services hereunder, the Company shall pay HCP an initial monthly fee of $35,000 commencing as of November 1, 2015 and thereafter a monthly fee of $25,000 payable in advance on the first day of each month.  Additionally, HCP shall be entitled to recover all direct, out of pocket costs and other expenses incurred by HCP in connection with providing the Services; provided, however, that any single expense in excess of $500 and aggregate expenses in excess of $2,500 shall require prior approval from the Company acting through the Chief Executive Officer or the Board.

3.     Term and Termination.

3.1        This Agreement will be in effect for a term of three years (the “Term”), unless earlier terminated by either party in accordance with Sections 3.2 or 3.3 below.  The Term may be extended by mutual written agreement signed by both parties.

3.2        Either party may terminate this Agreement prior to the expiration of the Term in the event of a material breach of the terms of this Agreement by the other party upon notice of no less than 10 days of the same without the breaching party having cured the claimed default within 30 days.  The Company shall also have the right to terminate this Agreement if HCP commits any fraud or dishonest action in its relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean HCP’s knowingly or recklessly making of a material misstatement or omission for its personal benefit) or the conviction of HCP of a felony under federal or state law.

3.3        The Company may terminate this Agreement for any reason prior to the expiration of the Term upon not less than ninety (90) days advance written notice.

3.4        If this Agreement is terminated by the Company prior to the expiration of the Term pursuant to Section 3.2, the Company shall pay HCP for all amounts owed through the date of termination.  If this Agreement is terminated by HCP prior to the expiration of the Term pursuant to Section 3.2 or by the Company pursuant to Section 3.3, the Company shall pay HCP for all amounts owed through the end of the Term in one lump sum payment within 30 days of termination.

4.     Indemnification.  The Company agrees to indemnify and hold harmless HCP from and against any and all losses, claims, damages or liabilities, including reasonable legal fees (collectively, “Losses”), suffered or incurred by HCP in connection with or as a result of the provision of the Services hereunder (except to the extent that any such Losses result from the gross negligence or bad faith of HCP performing the Services). HCP agrees to indemnify the Company for Losses incurred by it as a result of the gross negligence or bad faith of HCP in performing the Services.

5.     Confidentiality.  Each party agrees that it will not at any time, during the Term or thereafter, divulge to any person or entity any financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”) of the other party obtained or learned as a result of the performance of this Agreement, except (i) in the course of performing the Services hereunder, (ii) with the other party’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of a party’s breach of any of its obligations hereunder; or (iv) where required to be disclosed by law, regulation, stock exchange rule, court order, subpoena or other government process. If a party shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, the disclosing party shall promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, notify, confirmed by mail, the other party and, at the other party’s expense, the disclosing party shall: (a) take all reasonably necessary and lawful steps required by the non-disclosing party to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the non-disclosing party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

6.     Independent Contractor.  HCP hereby acknowledges that it will be performing the Services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof.  Further, HCP shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

7.     Notices.  All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered if delivered personally or by nationally recognized overnight courier (for example and not by way of limitation: Federal Express, United Parcel Service, Airborne Express), with acknowledgement of receipt required, addressed to the party to receive the same at the following address, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for herein:

If to the Company:

PAVmed Inc.

420 Lexington Avenue, Suite 300

New York, New York 10170

Attn: Lishan Aklog, M.D.

If to HCP:

HCP/Advisors, LLC

747 Third Avenue

New York, New York

Attn: Ira S. Greenspan

With a copy in either case to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10170

Attn: David Alan Miller, Esq.

8.     Governing Law; Jurisdiction.  This Agreement shall be governed by internal laws of the State of New York. Each party agrees to submit to personal jurisdiction and to waive any objection as to venue in the courts of the State of New York or the United States District Court for the Southern District of New York.  The prevailing party in any such action shall be entitled to recover its reasonable attorney’s fees and costs incurred in any such action or on appeal.

9.     Severability.  If a provision of this Agreement is held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision.  Further, all terms and conditions of this Agreement shall be deemed enforceable to the fullest extent permissible under applicable law, and when necessary, the court is requested to reform any and all terms or conditions to give them such effect.

10.  Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements, including the Former Agreement. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

11.  Preparation of Agreement.  This Agreement has been prepared by Graubard Miller (“GM”) solely as counsel to the Company. GM is not acting as legal counsel nor providing any legal representation or consultative services to HCP in connection with the Agreement and the Company has advised HCP to seek the advice of other counsel in connection with the negotiation and preparation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PAVMED INC.

By:	/s/ Lishan Aklog
Name: Lishan Aklog, M.D.
Title: Chief Executive Officer

HCP/ADVISORS LLC

By:	/s/ Ira S. Greenspan
Name: Ira S. Greenspan
Title: Managing Member